Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-218237) and related Prospectus of Hilton Grand Vacations Inc. for the registration of 15,008,689 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2017, with respect to the consolidated financial statements of Hilton Grand Vacations Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, FL

June 16, 2017